PRESS RELEASE

November 8, 2006

9M06 ACTIVITY INDICATORS CONFIRM STRONG TOP-LINE GROWTH MOMENTUM

Life & Savings New Business Volume up 14% & New Business Value up 19%
Property & Casualty Revenues up 4%
Asset Management Revenues up 28% with Net Inflows of Euro 65 billion

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Life & Savings entities continued to experience strong growth momentum across the board, with new business volume up 14% to Euro 4,473 million, of which notably France up 17%, the US up 12%, the UK up 28% and Japan up 17%.

Product mix continued to improve, notably in France, the US, Belgium and Germany. Overall, unit-linked new business volume increased by 26% to represent 50% of total Life & Savings APE for 9M06, compared to 45% for the same period in 2005.

New business value1 (NBV) was up 19% to Euro 963 million, resulting in a margin of 21.5%, up 0.9 point compared to 9M05, primarily as a result of higher volume and unit cost improvement.

•
Property & Casualty revenues increased by 4% to Euro 15,333 million. Personal lines were up 5% with a strong contribution from the UK & Ireland and Southern Europe, as well as favorable evolution in France and Belgium household and Germany motor lines. Commercial lines were up 3%, mainly driven by France, Belgium and the UK. Growth also stemmed from markets such as Turkey up 20% and Asia up 11%. Total personal motor net inflows reached 740,000 policies.

•
Asset Management revenues increased by 28% to Euro 3,117 million driven by higher average assets under management (AUM) (+17% compared to 9M05), as a result of favorable equity market conditions and very strong net inflows, as well as a favorable mix evolution for both AllianceBernstein and AXA Investment Managers. During the first nine months of 2006, Asset Management net inflows amounted to Euro 65 billion.[2]

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1  New Business Value (NBV) is group share.  NBV for 9M05 was computed using profitability factors by products and yield-curves as of year-end 2005. 9M06 NBV is based on end of 1H06 yield curves in all countries except the US where NBV is based on yield curves at end of September 2006 to reflect the US risk free rate material decrease in 3Q06 (approx. 50bps). Please refer to appendix 2 for additional details on NBV computation.
2  Including Euro 6 billion from AXA SA as a consequence of the capital increase and debt issue linked to the Winterthur acquisition financing which will be closed at year-end 2006.

Numbers herein have not been audited or adjusted for scope and currency changes. Growth rates are on a comparable basis and, accordingly, have been adjusted for changes in scope, accounting methods and currency.
APE and NBV are both in line with the Group’s EEV disclosure. They are non-GAAP measures, which Management uses as key indicators of performance in assessing AXA’s Life & Savings business and believes to provide useful and important information to shareholders and investors. IFRS revenues are available in Appendix 4 of this release.

“After a very strong performance in the first half of 2006, our Life & Savings business growth remains above our long term target over 9 months, while our Asset Management activities have continued their exceptional growth into the third quarter" said AXA Chief Executive Officer Henri de Castries.

“We are particularly pleased to see our Property & Casualty revenues development well in line with our long-term objectives and clearly demonstrating our ability to attract new clients.”

"This achievement confirms our capacity to profitably grow market share and makes us confident in our ability to meet our top-line long-term growth targets again this year.”

Nine months ended (Euro million, except when otherwise noted)	September 30, 2006	September 30, 2005	Change	Change on a comparable basis
Life & Savings new business, group share APE NBV NBV to APE margin	4 473 963 21.5%	3 934 816 20.7%	+ 13.7% +18.1% +0.8 pt	+13.5% +18.5% +0.9 pt
Property & Casualty revenues	15 333	14 677	+4.5%	+4.0%
International Insurance revenues of which ACSA	3 185 1 416	3 183 1 310	+0.1% +8.1%	+9.3% +8.9%
Asset Management Revenues Net inflows (Euro billion)(a):	3 117 65	2 404 42	+29.6%	+27.6%
(a) 9M05 net inflows exclude the impact of the sale of AllianceBernstein’s Cash Management Services to Federated .

LIFE & SAVINGS:

Life & Savings entities continued to experience strong growth momentum across the board, with new business APE3 up 14% to Euro 4,473 million, of which notably France up 17%, the US up 12%, the UK up 28% and Japan up 17%.

Product mix continued to improve, notably in France, the US, Belgium and Germany. Overall, unit-linked new business APE increased by 26% to represent 50% of total Life & Savings APE for 9M06, compared to 45% for the same period in 2005.

New business value (NBV) was up 19% to Euro 963 million, resulting in a margin of 21.5%, up 0.9 point compared to 9M05, owing to higher volume and unit cost improvement.

Annual Premium Equivalent, Group share (Euro million) Nine months ended	September 30, 2006	September 30, 2005	Change	Change on a Comparable basis
Life & Savings	4 473	3 934	+13.7%	+13.5%
United States	1 424	1 245	+14.3%	+12.5%
France	873	745	+17.2%	+17.2%
United Kingdom	764	599	+27.6%	+27.5%
Japan	487	432	+12.7%	+16.7%
Germany	188	196	-3.8%	-3.8%
Benelux	268	259	+3.4%	+3.4%
Southern Europe	87	99	-12.1%	-12.1%
Australia/New Zealand	310	309	+0.5%	+1.6%
Hong Kong(a)	72	50	+42.1%	+33.4%
(a) MLC which was acquired on May 8, 2006 contributed to Euro 3 million to 9M06 Hong Kong APE.

New Business Value, Group share (Euro million) Nine months ended	September 30, 2006	September 30, 2005	Change	Change on a Comparable basis
Life & Savings	963	816	+18.1%	+18.5%
United States	262	202	+29.8%	+27.7%
France	135	100	+35.1%	+35.1%
United Kingdom	69	54	+29.5%	+29.4%
Japan	286	279	+2.5%	+6.1%
Germany	37	21	+75.8%	+75.8%
Benelux	78	78	-0.1%	-0.1%
Southern Europe	14	20	-32.9%	-32.9%
Australia/New Zealand	30	23	+31.7%	+33.2%
Hong Kong	52	39	+33.2%	+26.8%

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3 Annual Premium Equivalent (APE) represents 100% of new business regular premiums plus 10% of new business single premiums. APE is group share.

The United States new business APE increased by 12%, reflecting similar trends for the first nine months of the year as in 1H06, with an 18% growth in both Variable Annuity and Individual Life, partly offset by a 65% decrease in Corporate-Owned Life Insurance (COLI), due to the non repeat of one large case in 1Q05, and a planned 71% decline in Fixed Annuity.
Excluding fixed annuities, COLI and mutual funds, new business APE was up 17% with a 52% increase in Variable Annuity APE distributed through the wholesale planner channel.
The United States NBV increased by 28% to Euro 262 million, resulting in a margin of 18.4%, up 2.2 points from 9M05, driven by (i) increased volumes, (ii) a favorable shift in product mix towards Variable Annuity and away from Fixed Annuity and (iii) the higher risk free rate compared to 9M05, partly offset by (iv) the increase in minimum interest rate guarantee for new annuity sales.
Compared to 1H06, 9M06 NBV growth and margin evolution were impacted by the decrease in the risk free rate used in the computation to reflect current market conditions (of approximately 50 bps).

France new business APE increased by 17%, mainly due to (i) very strong growth in unit-linked premiums (up 38% to represent 34% of individual Investment & Savings new business) and to (ii) the 27% growth in individual Life and Health thanks to the successful launch of new products in proprietary channels (Héliade and Prêt-à-Protéger). Group business was up 19%, benefiting from some large non unit-linked single premiums.
France NBV increased 35% to Euro 135 million, resulting in a margin of 15.5%, up 2.1 points from 9M05 owing to the continued product-mix shift towards more profitable unit-linked products, and protection products, as well as unit cost improvement.

In the United Kingdom, new business APE was up 28% driven by Investments and Savings new business (+31%), largely due to sales of unit-linked investment bonds. Pension business also continued to demonstrate strong growth in the wake of A-day (+29%). The IFA channel continued to generate most of the increase, growing by 29%.
The United Kingdom NBV increased 29% to Euro 69 million in line with APE, resulting in a flat margin of 9.1%.

Japan new business APE increased by 17%, mainly driven by individual business up 18%, which benefited from strong sales of Increasing Term products, Term riders and SPA (savings product). This was partly offset by lower sales of LTPA (as anticipated, LTPA sales declined in the third quarter of 2006 following tax regulation changes that became effective in April 2006). Health sales were also slightly lower, affected by the significant focus put on Increasing Term sales during the third quarter to compensate for the anticipated decline in LTPA sales. This repositioning is now completed with the focus in the fourth quarter of 2006 returning to successfully promoting Medical sales.
Japan NBV increased 6% to Euro 286 million, resulting in a strong margin of 58.7%, down from 64.5% in 9M05 as a result of a product mix shift (higher sales of savings products and increasing term products and lower sales of LTPA and medical products).

Germany new business APE was down 4% due to 1Q05 backlog4 . Excluding this backlog effect, new business increased 28% mainly driven by Investment & Savings unit-linked products, and strong Medical Cost Insurance new business in non-proprietary channels.
Germany NBV was up 76% to Euro 37 million driven by favorable mix shift towards unit-linked products, notably the newly launched Twinstar product which contributed Euro 11 million to the NBV as well as by the higher interest rate environment for conventional participating products. As a result Germany NBV margin reached 19.5% compared to 10.7% for the same period of 2005.
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4 1Q05 backlog resulted from Life new business boom at the end of 2004 related to the tax reform effective beginning of 2005.

Benelux new business APE increased by 3%, with Belgium up 2% and the Netherlands up 14%. Belgium APE remained at a high level, notably due to solid sales of Crest 40 and AXA Life Invest products (separate account products), after having recorded a 30% total growth during 9M05. The Netherlands continued to benefit from successful commercial campaigns for mortgages as well as annuity products.
Benelux NBV was flat at Euro 78 million, resulting in a margin of 29.1%, down 1 point compared to 9M05.

Southern Europe new business APE decreased by 12%, as the 6% growth in proprietary channels (75% of APE) mainly related to non unit-linked products was more than offset by a 45% decrease in third-party distribution as Spain was notably impacted by the loss of a bancassurance agreement in mid 2005.
Southern Europe NBV decreased by 33% to Euro 14 million, resulting in a margin of 15.6%, down 4.9 points compared to 9M05 due to lower volume combined with unfavorable product mix shift from protection towards savings products.

Australia/New-Zealand new business APE was up 2% as strong growth in superannuation and investment fund inflows were offset to a large extent by a decrease in the more volatile international equity mandates following very high mandate wins in 2005 into the JV with AllianceBernstein. Excluding these exceptional 2005 inflows, new business APE was up 15% notably thanks to strong inflows into the platform personal superannuation products and a transfer from a new ipac equity partner in 2Q06 as well as the continued success of the mezzanine funds.
Australia/New Zealand NBV increased 33% to Euro 30 million, resulting in a margin of 9.8%, up 2.3 points compared to 9M05 due to unit cost improvements.

Hong Kong new business APE was up 33% driven by all business lines, with (i) individual life regular premiums up 33% driven by strong sales across all distribution channels, (ii) individual life single premiums up +130%, driven by strong inflows into unit-linked products from the broker channel and (iii) non-unit linked regular premiums up +47%, driven by strong sales from agency and broker channels.
Hong Kong NBV increased 27% to Euro 52 million, resulting in a margin of 72.2%, down 6.9 points compared to 9M05, as positive volume effect was partly offset by an unfavorable mix shift towards lower margin wealth management mutual fund products.

PROPERTY & CASUALTY:

Property & Casualty revenues increased by 4% to Euro 15,333 million. Personal lines were up 5% with a strong contribution from the UK & Ireland and Southern Europe, as well as favorable evolution in France and Belgium household and Germany motor lines. Commercial lines were up 3%, mainly driven by France, Belgium and the UK. Growth also stemmed from markets such as Turkey up 20% and Asia up 11%. Total personal motor net inflows reached 740,000 policies.

IFRS Revenues Nine months ended (Euro million)	September 30, 2006	September 30, 2005	Change	Change on a comparable basis
Property & Casualty	15 333	14 677	+4.5%	+4.0%
. France(a)	4 081	3 998	+2.1%	+3.4%
. Germany(b)	2 296	2 326	-1.3%	+1.3%
. United Kingdom & Ireland	3 635	3 381	+7.5%	+7.4%
. Belgium	1 162	1 124	+3.4%	+3.4%
. Southern Europe(c)	2 245	2 198	+2.1%	+1.3%
. Other countries	1 913	1 650	+16.0%	+6.2%
of which Canada(d)	811	630	+28.7%	-0.4%
of which Turkey	371	324	+14.5%	+20.1%
of which Asia(e)	238	218	+9.6%	+10.9%

(a) Poland assumed business, which was reported in the French P&C segment and represented revenues of Euro 53 million in 9M05, was discontinued in December 2005.
(b) Darag has been ceded in 1H06 with retroactive effect on January 1, 2006. During 9M05, Darag revenues amounted to Euro 59 million.
(c) Seguro Directo was acquired in Portugal at the end of 2005. In 9M06, Seguro Directo revenues were Euro 17 million.
(d) Citadel was acquired on March 1, 2006 with retroactive effect as of January 1, 2006. In 9M06, Citadel P&C revenues were Euro 121 million.
(e) Singapore, Hong Kong and Japan.

Personal lines (62% of the P&C premiums) showed overall growth of 5%.
Motor revenues grew 4%, largely driven by the UK & Ireland, Southern Europe (+4%) and Germany (+4%), as well as Turkey (+14%) and Asia (+18%). UK and Ireland revenues were up 14% following revamping of the UK motor offer. Southern Europe motor revenue growth of 4% was driven by strong positive net inflows (+213,000 policies) with resilient average premiums in a competitive environment thanks to the launch of new products. Germany benefited from a successful renewal campaign resulting in strong positive net inflows of 152,000 policies.
Non-motor revenues rose 5%, mainly driven by new product launches in the UK household segment, the introduction of natural catastrophes guarantees in Belgium household contracts, some positive inflows associated with price increases in France and growth in all business lines in Southern Europe.

Commercial lines (37% of the P&C premiums)5 recorded a 3% overall growth.
Motor revenues increased by 2% as growth in France (+3%), Belgium (+4%), and the UK & Ireland (+2%) was partly offset by a decrease in Germany (-2%).
Non-motor revenues were up 3% due to France up 6%, notably driven by construction and liability, the UK & Ireland up 6% driven by property and health and Belgium up 5%, with solid positive growth in most lines of business.

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5 In addition to personal and commercial lines, other lines accounted for 1% of the P&C premiums.

ASSET MANAGEMENT:

Asset Management revenues increased by 28% to Euro 3,117 million driven by higher average assets under management (AUM) (+17% compared to 9M05), as a result of favorable equity market conditions and very strong net inflows, as well as a favorable mix evolution for both AllianceBernstein and AXA Investment Managers. During the first nine months of 2006, Asset Management net inflows amounted to Euro 65 billion6.

IFRS revenues[7] Nine months ended (Euro million)	September 30, 2006	September 30, 2005	Change	Change on a comparable basis
Asset Management	3 117	2 404	+29.6%	+27.6%
. AllianceBernstein	2 106	1 737	+21.3%	+24.1%
. AXA Investment Managers(a)(b)	1 010	668	+51.4%	+36.5%

(a) AXA IM acquired Framlington on October, 31, 2005. In 9M06, AXA Framlington revenues were Euro 92 million.
(b) Excluding management and front-end fees collected by AXA Investment Managers on behalf of external distributors, gross revenues increased 33% on a comparable basis.

AllianceBernstein: Revenues increased by 24% compared to 9M05, due to higher investment advisory fees driven by 17% higher average AUM as a result of strong new business inflows and market performance and favorable mix evolution.

AUM increased by Euro 30 billion from year-end 2005 to Euro 521 billion at the end of September 2006 driven by strong investment performance (market appreciation of Euro 35 billion) and strong global net inflows of Euro 30 billion across all client categories (Euro 17 billion from institutional clients, Euro 8 billion from retail and Euro 5 billion from private clients) partly offset by negative exchange rate impact (of Euro -35 billion).

AXA Investment Managers: Revenues increased by 37%, while gross revenues, excluding management and front-end fees collected on behalf of external distributors, increased by 33%, driven by higher average AUM (+18%) and higher average fees in most segments.

AUM increased by Euro 40 billion from year-end 2005 to Euro 472 billion at the end of September 2006, largely driven by (i) Euro 35 billion of net inflows (including Euro 6 billion from AXA SA as a consequence of the capital increase and debt issue linked to the Winterthur acquisition financing) mainly from institutional clients and third party retail clients, and a (ii) Euro 6 billion increase due to market appreciation, partly offset by a (iii) Euro 2 billion negative foreign exchange rate impact.

Net inflows continued to be particularly strong at AXA Rosenberg (Euro 9 billion), into the Structured Finance Division (Euro 5 billion), at AXA Framlington (Euro 3 billion) and at AXA Private Equity (Euro 1 billion).

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6 Including Euro 6 billion from AXA SA as a consequence of the capital increase and debt issue linked to the Winterthur acquisition financing which will be closed at year-end 2006.
7Net of inter-company transactions.

INTERNATIONAL INSURANCE:

International Insurance revenues increased by 9% to Euro 3,185 million, with AXA Corporate Solutions Assurance up 9%.

IFRS Revenues Nine months ended (Euro million)	September 30, 2006	September 30, 2005	Change	Change on a comparable basis
International Insurance	3 185	3 183	+0.1%	+9.3%
. AXA Corporate Solutions Assurance	1 416	1 310	+8.1%	+8.9%
. Others including AXA RE(a)	1 769	1 873	-5.5%	+10.4%
(a) On June 6, 2006, AXA signed a definitive agreement to cede the business of AXA Re to Paris Re Holdings Limited. AXA Re’s revenues, reported under “Other Transnational Activities” amounted to Euro 1,147 million in 9M06 versus Euro 1,314 million in 9M05, and are excluded from comparison between 9M05 and 9M06 on a comparable basis.

Insurance: AXA Corporate Solutions Assurance revenues increased by 9%, notably driven by portfolio development in property. Such a development was achieved through selective new business activity, continuously focused on risk managed quality accounts despite softening markets.

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About AXA:
AXA Group is a worldwide leader in Financial Protection. AXA's operations are diverse geographically, with major operations in Western Europe, North America and the Asia/Pacific area. IFRS revenues amounted to Euro 72 billion for full year 2005 and Euro 59 billion in 9M06.
The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depository Share is also listed on the NYSE under the ticker symbol AXA.

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IMPORTANT LEGAL INFORMATION AND CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” which involve risks and uncertainties. These statements include, but are not limited to, statements that are predictions of or indicate future strategy, forecasts, events, trends, plans or objectives (including statements herein with respect to (a) our Ambition 2012 project and the objectives, financial and other, associated with that project, and (b) our proposed acquisition of Winterthur announced on June 14, 2006 and the related synergies associated with that acquisition). Many of the forward-looking statements are derived from operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this presentation. Forward-looking statements used herein include such statements as defined under US federal securities laws.
Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties and can be affected by numerous factors that could cause actual results and our strategy, forecasts, plans and objectives to differ materially from those expressed or implied in the forward looking statements (or from past results). These risks and uncertainties include, without limitation, the risk that the Winterthur acquisition will not be executed and closed in a timely manner; that our and the Winterthur businesses will not be integrated successfully; the costs related to the transaction; inability to obtain, or meet conditions imposed for, required governmental and regulatory approvals and consents; the risk of unforeseen events occurring resulting in certain of our strategies, forecasts, plans and/or objectives becoming unrealistic or unattainable; and the risk of future catastrophic events (including possible future pandemic and/or weather-related catastrophic events and/or terrorist related incidents), economic and market developments, legislative developments, regulatory actions or investigations, as well as litigations and /or other proceedings. We caution you that the foregoing list of factors does not contain all of the material factors that are important in considering the forward-looking statements; please refer to our Annual Report on Form 20-F and Document de Référence for the year ended December 31, 2005, for a description of certain important factors, risks and uncertainties that may affect our business. We undertake no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or circumstances or otherwise.

APPENDIX 1
LIFE & SAVINGS - Breakdown of APE between unit-linked, non unit-linked and mutual funds
9 main countries/regions and modeled business
First Nine Months of 2006 - Group Share

	9M 06 APE			% UL in APE (excl. mutual funds)		UL change on comparable basis
Euro million	UL	Non-UL	Mutual Funds(1)	9M 06	9M 05

United States	803	268	353	75%	70%	+20%
France	200	674		23%	20%	+34%
United Kingdom	678	85		89%	86%	+31%
Japan	43	444		9%	3%	+266%
Germany	71	117		38%	29%	+23%
Benelux	69	200		26%	22%	+22%
Southern Europe	11	75	2	13%	16%	-33%
Australia/New-Zealand	16	21	273	43%	42%	-8%
Hong-Kong	24	44	3	36%	40%	+20%

TOTAL	1 915	1 927	631	50%	45%	+ 26%

(1) As a reference, note that 9M05 mutual funds APE amounted to Euro 252 million in the US and Euro 180 million in Australia/New-Zealand.

APPENDIX 2
LIFE & SAVINGS - New Business Value (NBV) margin for 9 main countries/regions & modeled business
First Nine Months of 2006 - Group Share

	NBV margin 9M 06	NBV margin 9M 05	Change	Change on comparable basis

France	15.5%	13.4%	+2.1 pts	+2.1 pts
United States	18.4%	16.2%	+2.2 pts	+2.2 pts
United Kingdom	9.1%	8.9%	+0.1 pt	+0.1 pt
Japan	58.7%	64.5%	-5.8 pts	-5.8 pts
Germany	19.5%	10.7%	+8.8 pts	+8.8 pts
Benelux	29.1%	30.1%	-1.0 pt	-1.0 pt
Southern Europe	15.6%	20.4%	-4.9 pts	-4.9 pts
Australia / New Zealand	9.8%	7.4%	+2.3 pts	+2.3 pts
Hong Kong	72.2%	77.0%	-4.8 pts	-6.9 pts

Group NBV to APE margin	21.5%	20.7%	+0.8 pt	+0.9 pt

NB: 9M06 NBV calculation is using profitability factors by product from 1H06 with some period-appropriate adjustments, in particular:

-
NBV profitability factors updated to reflect risk-free yield curves (government bond yields) as of May 31, 2006 (March 31 for Japan) except for the US NBV which reflects risk-free yield curves as of September 30, 2006.

-
Unit acquisition costs generally updated for 1H06 release to reflect impact of increased volumes relative to fixed costs as of June 30, 2006 (except US and Belgium). These updated unit-costs are still used for 9M06 except for The Netherlands that updated their unit costs as of September 30, 2006.

-	Reflects actual business volumes and product mix for sales through September 30 (June 30 for Japan)

-	All significant product pricing adjustments made since year-end 2005 have been reflected in updated factors

Other economic parameters (volatilities & correlations) not updated from year-end 2005
In most countries, demographic assumptions have not been updated since year-end 2005 reporting

As a reminder, 9M05 has been stated on a proforma basis using actual business volumes and mix for 9M05, but profitability factors as at year-end 2005 on an European Embedded Value basis.

APPENDIX 3
PROPERTY & CASUALTY - Split by business lines - First Nine Months of 2006

	Personal Motor		Personal Non-Motor		Commercial Motor		Commercial Non-Motor
	% Gross Revenues	Change on comp. basis	% Gross Revenues	Change on comp. Basis	% Gross Revenues	Change on comp. Basis	% Gross Revenues	Change on comp. basis

France	32%	+1%	27%	+4%	9%	+3%	32%	+6%
Germany	32%	+4%	30%	+0%	7%	-2%	25%	-1%
Belgium	35%	+1%	27%	+5%	6%	+4%	32%	+5%
United Kingdom (a)	13%	+14%	37%	+8%	7%	+2%	43%	+6%
Southern Europe	59%	+4%	21%	+6%	6%	+1%	15%	-14%
Canada (b)	36%	-9%	16%	-5%	9%	+4%	40%	+10%
The Netherlands	12%	+2%	38%	+5%	27%	+2%	25%	-20%
Others	58%	+13%	27%	+20%	2%	n.s.	15%	+12%

TOTAL	33%	+ 4%	29%	+5%	7%	+2%	30%	+ 3%

(a) Including Ireland
(b) Personal lines evolution in Canada reflects the high proportion of 18 and 24 month contracts sold in 2005 causing a mechanic decrease in gross written premiums in 9M06.

APPENDIX 4 - AXA GROUP IFRS Revenues - Comparison 9M 06 vs. 9M 05

	9M 06	9M 05	IFRS revenue change
Euro million	IFRS	IFRS	Reported	Comp. basis

TOTAL	59 219	53 066	+11.6%	+12.1%

Life & Savings	37 298	32 468	+14.9%	+15.1%
France	10 831	9 409	+15.1%	+15.1%
United States (1)	11 539	10 107	+14.2%	+14.6%
United Kingdom (2)	3 169	1 739	+82.2%	+82.0%
Japan	3 906	3 488	+12.0%	+15.9%
Germany	2 562	2 562	+0.0%	+0.0%
Belgium	1 807	1 912	-5.5%	-5.5%
Southern Europe	915	1 008	-9.2%	-9.2%
Other countries	2 569	2 243	+14.6%	+9.6%
of which Australia/New-Zealand	949	912	+4.1%	+3.0%
of which Hong-Kong(3)	763	575	+32.7%	+20.6%

Property & Casualty	15 333	14 677	+4.5%	+4.0%
France	4 081	3 998	+2.1%	+3.4%
Germany	2 296	2 326	-1.3%	+1.3%
United Kingdom + Ireland	3 635	3 381	+7.5%	+7.4%
Belgium	1 162	1 124	+3.4%	+3.4%
Southern Europe	2 245	2 198	+2.1%	+1.3%
Other countries (4)	1 913	1 650	+16.0%	+6.2%

International Insurance	3 185	3 183	+0.1%	+9.3%
AXA Corporate Solutions Assurance	1 416	1 310	+8.1%	+8.9%
Others including AXA RE	1 769	1 873	-5.5%	+10.4%

Asset Management	3 117	2 404	+29.6%	+27.6%
AllianceBernstein (5)	2 106	1 737	+21.3%	+24.1%
AXA Investment Managers (6)	1 010	668	+51.4%	+36.5%

Other Financial Services	286	333	-14.1%	-13.9%

(1) Advest was sold in December 2005. Advest’s contribution to 9M05 revenues amounted to Euro 202million.
(2) The UK revenues benefited from the change in classification of some products from investment contracts to insurance contracts.
(3) MLC which was acquired on May 8, 2006 contributed to Euro 56 million to 9M06 Hong Kong L&S revenues.
(4) Citadel was acquired on March 1, 2006 with retroactive effect as of January 1, 2006. During 9M06, Citadel P&C revenues amounted to Euro 121 million.
(5) As of end of June 2005, AllianceBernstein’s Cash Management Services were transferred to Federated Investors. Cash Management Services’ contribution to 9M05 revenues amounted to Euro 47 million.
(6) AXA IM acquired Framlington on October, 31, 2005. In 9M06, AXA Framlington revenues were Euro 92 million.